[MOSS ADAMS LETTERHEAD]

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Kavilco Incorporated

In planning and performing our audit of the financial statements of Kavilco Incorporated as of and for the year ended December 31, 2006, in accordance with auditing standards generally accepted in the United States of America, we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of Kavilco Incorporated's internal control over financial reporting. Accordingly we express no such opinion.

The management of Kavilco Incorporated is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be presented or detected.

Our consideration of Kavilco Incorporated's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weakness under standards established by auditing standards generally accepted in the United States of America. However, we noted no deficiencies in Kavilco Incorporated's internal control over such financial reporting and its operation, including controls for safeguarding securities, that we consider to be a material weakness as defined above as of December 31, 2006.

This report is intended solely for the information and use of management and the Board of Directors of Kavilco Incorporated and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/Moss Adams LLP

Moss Adams LLP

Seattle, Washington
February 12, 2007